Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES COMPANY'S ADDITION TO RUSSELL INDEXES

HOUSTON, TX, July 1, 2002 - Stage Stores, Inc. (NASDAQ: STGS) today announced that the Company was added to the Russell 2000 Index, a major stock market index published by Frank Russell Company. The newly reconstituted index went into effect on July 1, 2002.

Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies. The annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000 Index. The largest 1,000 companies in the ranking comprise the large-cap Russell 1000 Index, while the remaining 2,000 companies become the widely used small-cap Russell 2000 Index.

Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "We are delighted to be included in such a widely utilized and respected index. It speaks to the progress that the Company has made since its listing on the Nasdaq National Market on January 8, 2002."

According to Frank Russell Company, membership in Russell's 21 U.S. equity indexes is determined strictly by market capitalization rankings and style attributes rather than by subjective opinion or committee decisions. About $250 billion is invested in index funds based on Russell's indexes and an additional $850 billion is benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 342 stores in 13 states under the Stage, Bealls and Palais Royal names.

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